UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 2, 2025
Dear Shareholders:
We are pleased to invite you to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Saga Communications, Inc. (the “Company”). The Annual Meeting will be held on Friday, May 2, 2025, at 11:00 a.m. Eastern Daylight Time. The Annual Meeting will be a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/SGA2025 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.
The Annual Meeting is being held for the purpose of considering and voting on the following matters:
(1)
To elect the seven (7) director nominees named in this proxy statement to serve until the Company’s 2026 annual meeting of shareholders or until their respective successors are elected and qualified;

(2)
To ratify the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

(3)
To re-approve the material terms of the Company’s Chief Executive Officer Annual Incentive Plan;

(4)
To approve by a non-advisory vote the compensation of the Company’s named executive officers (“say-on-pay vote”) as described herein; and

(5)
To transact any other business properly coming before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
All shareholders of record at the close of business on March 14, 2025 will be entitled to notice of and to vote at this Annual Meeting. The accompanying proxy statement and proxy card for the Annual Meeting are being mailed to shareholders commencing on or about April 9, 2025.
A representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will tabluate votes at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, you are encouraged to vote your shares as soon as possible to ensure that your shares are represented at the meeting. Please cast your vote in advance of the Annual Meeting by voting over the Internet (www.proxyvote.com) or by telephone (1-800-690-6903) or by signing, dating and returning the enclosed proxy card using the envelope provided. No postage is required if the envelope is mailed in the United States. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you also help us protect the environment, and reduce postage, printing and proxy tabulation costs. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to the Annual Meeting as described in the accompanying proxy statement.
By Order of the Board of Directors,
KATHERINE L. SEMIVAN
Corporate Secretary
Grosse Pointe Farms, Michigan
Dated: April 9, 2025

YOUR VOTE IS IMPORTANT.
Please complete, sign and date the enclosed proxy card and mail it as promptly as possible. You may also vote by phone (1-800-690-6903) or over the Internet (www.proxyvote.com). If you particpate in the virtual Annual Meeting and vote online during the Annual Meeting, the proxy will not be used.
This proxy statement and our 2024 Annual Report are available at: www.proxyvote.com.

SAGA COMMUNICATIONS, INC.
Proxy Statement
For the 2025 Annual Meeting of
Shareholders To Be Held on May 2, 2025

i

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
PROXY STATEMENT
Annual Meeting of Shareholders
May 2, 2025
INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders to be held on Friday, May 2, 2025 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All shareholders of record of our Class A Common Stock at the close of business on Friday, March 14, 2025, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 9, 2025.
Shareholders may vote and submit questions while attending the Annual Meeting via the Internet. However, since many shareholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each shareholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting. Please be advised that if we decide to make any changes for the Annual Meeting, such as to the date or location, we will announce the change in advance and post details, including instructions on how shareholders can participate, on our website at www.sagacom.com, and file them with the SEC. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend.
Registered shareholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Shareholders not voting by telephone or Internet may return the proxy card. Shareholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank or broker’s voting process.
Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the shareholder. You should further note that any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1, and “FOR” Proposals 2, 3 and 4.
The holders of record of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until shareholders holding the requisite amount for a quorum are present or represented by proxy. As of March 14, 2025, our issued and outstanding capital stock entitled to vote consisted of 6,441,913 shares of Class A Common Stock.
In the election of directors, the holders of Class A Common Stock, voting as a single class, with each share of Class A Common Stock entitled to one vote per share, will elect all seven of our directors. For Proposals 2, 3 and 4, and any other matters to be voted on at the Annual Meeting, the holders of the Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote.
If you withhold your vote with respect to the election of the directors or abstain from voting on Proposals 2, 3 or 4, your shares will be counted for purposes of determining a quorum. The seven nominees to be elected by holders of Class A Common Stock who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposals 2, 3 and 4, shareholders may vote in favor of or against the proposal or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock is required for the adoption of each of Proposals 2, 3 and 4. Abstentions on Proposals 2, 3 and 4 will be treated as votes cast and therefore have the same effect as a vote against the proposals. Although our Board intends to carefully consider the shareholder votes on Proposal 4, the vote will not be binding on the Board and are advisory in nature.
If your shares are held in “street name” (i.e., in the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposals 1, 3 and 4 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum but will not be considered entitled to vote on the proposal in question.
In some instances we may deliver only one copy of this proxy statement and the 2024 Annual Report to multiple shareholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2024 Annual Report to a shareholder sharing an address with another shareholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors has the authority, pursuant to Section 3.02 of our bylaws, to set the size of the Board at any regular or special meeting of the Board. Our Board has presently fixed the number of directors at seven. Holders of our Class A Common Stock will vote as a single class for all seven directors, with each share of Class A Common Stock entitled to one vote. Holders of our Class A Common Stock are not entitled to cumulative voting in the election of directors.
The persons named below have been nominated by the Board for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2026 Annual Meeting of Shareholders and the election and qualification of their successors. In accordance with the Florida Business Corporation Act, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.
Our Board of Directors recommends that you vote “FOR” each of the seven (7) nominees named below.
Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nominees. All nominees except for Michael Scafidi are members of the present Board. Sitting director Marcia Lobaito will not stand for re-election. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.
The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about their age, all positions they hold, and their principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that they should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity, and values, and are committed to representing the long-term interests of the shareholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.
The Board recommends a vote “FOR” each of the following seven (7) nominees:
Name and Age	Principal Occupation During the Past Five Years	Director Since
Clarke R. Brown, Jr., 84
Formerly served as president of Jefferson-Pilot Communications Company (JPCC) from 1991 to June 2005. During Mr. Brown’s tenure at JPCC, JPCC owned and operated television and radio stations located in the United States, as well as a sports production and syndication business. Under his supervision, the radio division grew from five stations to eighteen stations. JPCC was a subsidiary of Jefferson-Pilot Corporation, a then-publicly traded holding company which was acquired by Lincoln National Corporation in April 2006.
Mr. Brown received his Bachelor of Journalism from the University of Missouri and Bachelor of Law from the Atlanta Law School. Mr. Brown served as a board member for the National Association of Broadcasters (“NAB”) Board and the Associated Press Advisory Board. Mr. Brown was recognized as the National Radio Executive of the Year in 2004 by the NAB and received the Broadcast Cable Financial Management Association (now the Media Financial Management Association) Lifetime Achievement Award in 2006.
July 2004

Name and Age	Principal Occupation During the Past Five Years	Director Since
We believe that Mr. Brown’s qualifications to sit on our Board include his more than 38 years in the broadcast industry, including 14 years as president of the radio division of a then-public company.
Timothy J. Clarke, 80
President and owner of Clarke Company from 1987 to present. From 1987 to 2007, Clarke Company was formerly known as Clarke Advertising & Public Relations, a full service brand marketing agency that included, among other media, the creation and placement of commercials on radio and television stations.
In 2018, Mr. Clarke founded Gulfside Bank, a community bank in Sarasota, FL. As founder, he formed the organizing board of directors of community leaders, recruited the senior officers, raised $23 million in capital, and secured the charter for the bank. He serves as Chairman of the Board of the bank.
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full-service advertising and public relations agency servicing markets that included radio and television, as well as his involvement in the startup and management of three community banks.
December 2013
Roy F. Coppedge III, 76
Formerly Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners, a founder and a Managing Director of Boston Venture Management, Inc. and a founder and general partner of Boston Ventures Partners. Mr. Coppedge is a graduate of Harvard College and Harvard Business School. During Mr. Coppedge’s career at Boston Ventures, he was a board member of fifteen media related companies including three profitable broadcast companies with radio stations (Duffy Broadcasting, Backyard Broadcasting and River City Broadcasting). Additionally, during Mr. Coppedge’s career at Boston Ventures, he helped raise seven limited partnership investment funds totaling more than $2 billion.
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.
June 2013

Name and Age	Principal Occupation During the Past Five Years	Director Since
Christopher S. Forgy, 64
President, Chief Executive Officer, and Director of Saga Communications, Inc. since December 7, 2022.
Mr. Forgy joined the Company in 1995 and has been with Saga for more than twenty years. He initially served as Director of Sales for the Company’s radio stations in Columbus, Ohio until 2006 when he left Saga to serve as general manager of radio clusters of other broadcast companies until 2011. In 2011, Mr. Forgy rejoined Saga as President and General Manager of our Columbus, Ohio market where he served until being promoted to Senior Vice President of Operations in May 2018. Thereafter, he was appointed to President, Chief Executive Officer, and Director of the Company effective as of December 7, 2022.
We believe that Mr. Forgy’s qualifications to sit on our Board include his more than twenty-five years of professional service in the broadcast industry, including his more than twenty years of service as an employee of the Company, more than five years as our Senior Vice President of Operations, and current tenure as President & CEO of the Company.
December 2022
Warren S. Lada, 70
Since December, 2022 Mr. Lada has presided as Chairman of the Board for the Company. Mr. Lada served as Chief Operating Officer of the Company from March 2016 to June 30, 2018 and also served as Interim President and Chief Executive Officer of the Company from August 22, 2022 to December 7, 2022. Mr. Lada graduated with a bachelor degree from University of Wisconsin in Communication Arts. He began his broadcast career in 1976 and served in various executive capacities for several broadcast companies before joining our Company in 1991. He began with Saga as VP/General Manager in Springfield, MA and also as a Regional Vice President for Saga Communications of New England. Thereafter, Mr. Lada held several executive corporate management positions with the Company. Lada also served on the Executive Board of Directors for the Radio Advertising Bureau and served on the Board of the Radio Music License Committee.
We believe that Mr. Lada’s qualifications to sit on our Board include his extensive experience of more than forty-three years in the broadcast industry.
May 2018
Michael Scafidi, 49
Mr. Scafidi is a seasoned executive with extensive experience in digital transformation, marketing technology, and business growth. Mr. Scafidi has held leadership roles at Digitas North America/Publicis, PepsiCo, and Razorfish.
As EVP & CTO at Digitas from 2021 to 2022, Mr. Scafidi led a technology transformation that successfully transitioned a marketing product into a profitable asset within a year, as well as fueled growth
New Nominee for Election

Name and Age	Principal Occupation During the Past Five Years	Director Since

and profitability with $60 million in billed revenue. Prior to that, at PepsiCo from 2012 to 2021, Mr. Scafidi spearheaded a data-driven marketing overhaul for a $500 million media budget, boosting sales by 84% and digital return on investment by 11% while establishing direct B2C connections with 20% of the US population. At Razorfish, he developed impactful digital solutions for global brands, including Ford, JPMorgan, Pernod Ricard, and New York Life.
Currently, Mr. Scafidi is a principal partner at Growth Dr1vers, a consultancy that concentrates on modernizing marketing strategies for nonprofit organizations to accelerate adoption of digital fundraising, data maturity, and paid media. At Growth Dr1vers, Mr. Scafidi has revamped nonprofit organizations’ marketing strategies, achieving a 70% reduction in cost per acquisition.
Mr. Scafidi has been recognized among The Drum’s Top 100 Digirati and Brand Innovators’ 40 Under 40. He holds a B.S. from the University of Rochester.
We believe that Mr. Scafidi’s expertise in digital strategy and technology-driven growth, including driving innovation and efficiency across global organizations, will be a valuable asset to the Board.

Michael W. Schechter, 60
Mr. Schechter has been a partner at TowerView LLC and its predecessor since 1991. Prior to that he was an analyst at Donaldson Lufkin & Jenrette. Mr. Schechter also serves as a board member of Emmis Corporation since August 2021.
We believe Mr. Schechter’s qualifications to sit on the board include his more than thirty-five years in the investment industry which includes investing in the media space and his experience in public market securities, capital allocation, and risk management as well as his experience serving as a director of the Company for the past two years.
May 2023

CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the Finance and Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Cybersecurity Subcommittee Charter are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters. Information contained in, or accessible through, our website does not constitute part of this proxy statement.
Information about the Board of Directors
Our Board of Directors is elected by our shareholders to oversee our business and affairs and to assure that the long-term interests of our shareholders are being served. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer, and with the oversight of the Board of Directors.
Director Independence
Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Lada, Mr. Scafidi and Mr. Schechter are “independent” directors within the meaning of NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.
Board Meetings
Our Board held a total of 10 meetings during 2024. Each incumbent director attended at least 80% of the total number of meetings of the Board and any committees of the Board on which he or she served during 2024. Although not required, four of our directors, Timothy J. Clarke, Christopher S. Forgy, Warren S. Lada and Marcia K. Lobaito, attended the 2024 Annual Meeting of Shareholders in person.
Communications with the Board
Shareholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Chairman (or any individual director or directors). The CFO or the Corporate Secretary will receive the correspondence and forward it to the Chairman or to the individual director or directors to whom the communication is directed. The CFO and the Corporate Secretary are authorized to review, sort, and summarize all communications received prior to their presentation to the Chairman or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, shareholder requests for materials or information will be redirected to investor relations personnel.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ’s listing requirements. Our Corporate Governance Guidelines address, among other things:
•
director qualification and independence standards;

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the duties and responsibilities of the Board and management;

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regular meetings of the independent directors;

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how persons are nominated by the Board for election as directors;

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limitations on each Board member’s service on boards of other public companies;

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the principles for determining director compensation;

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the organization and basic function of Board committees;

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the annual compensation review of the CEO and other executive officers;

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the Board’s responsibility for maintaining a management succession plan;

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director access to senior management and the ability of the Board and its committees to engage independent advisors; and

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the annual evaluation of the performance of the Board and its committees.

The Corporate Governance Guidelines were most recently updated by the Board on June 21, 2023. The Corporate Governance Guidelines are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller, or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.
Our Code of Business Conduct and Ethics contains our policy on insider trading, which prohibits our directors, officers, and employees from purchasing or selling any Company security while in possession of material non-public information about the Company. It also specifically prohibits trading in Company stock during the period beginning fifteen (15) days prior to the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter. All transactions in our stock by directors, officers, and employees must be pre-cleared by the Company’s CFO, with the assistance of legal counsel. We consider hedging our stock, engaging in short sales or buying or selling put or call options on our stock, or holding our stock in margin accounts to violate our Code of Business Conduct and Ethics.
The Code of Business Conduct and Ethics was last updated by the Board on February 2, 2023. The Code of Business Conduct and Ethics is posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Board Committees and their Functions
Our Board has a Finance and Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. As of December 7, 2023, our Finance and Audit Committee has established a Cybersecurity Subcommittee. The charters of the Finance and Audit Committee, the Nominating and

Corporate Governance Committee, the Compensation Committee, and the Cybersecurity Subcommittee are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Finance and Audit Committee
The members of the Finance and Audit Committee currently consist of Messrs. Brown, Clarke, and Schechter. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated Messrs. Clarke and Schechter as an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent under the rules of the SEC and under NASDAQ’s listing requirements.
The primary role of the Finance and Audit Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Finance and Audit Committee relies on: (i) management for the preparation and accuracy of the Company’s financial statements; (ii) both management and the Company’s internal audit function for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures, and applicable laws and regulations; and (iii) the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Finance and Audit Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.
In discharging its oversight role, the Finance and Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to retain outside counsel or other advisors to advise the Finance and Audit Committee. The Board and the Finance and Audit Committee are in place to represent our shareholders. Accordingly, the independent auditors are ultimately accountable to the Finance and Audit Committee, and the Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it. The Finance and Audit Committee also serves as our Qualified Legal Compliance Committee pursuant to Section 307 of the Sarbanes-Oxley Act.
The Finance and Audit Committee operates under a written charter that was last updated by the Board on February 2, 2023. A copy of this charter is available on our website. The Finance and Audit Committee held 7 meetings in 2024. See “Finance and Audit Committee Report” below.
Cybersecurity Subcommittee
In light of the increasing threat of and danger posed by cybersecurity attacks, at the direction of our Board, the Finance and Audit Committee established a Cybersecurity Subcommittee on December 7, 2023. The members of the Cybersecurity Subcommittee consist of Mr. Clarke, Mr. Schechter, and Ms. Lobaito. Mr. Schechter serves as the Chairman of the Cybersecurity Subcommittee. Ms. Lobaito will be replaced on the Subcommittee following the 2025 Annual Meeting because she is not standing for re-election at the 2025 Annual Meeting.
The Cybersecurity Subcommittee was formed to assist the Finance and Audit Committee in its oversight of the Company’s cybersecurity and technology strategies, programs and risks. The roles of the Cybersecurity Subcommittee shall be determined, from time to time, by the Finance and Audit Committee. The Cybersecurity Subcommittee must consist of at least two directors who are members of the Finance and Audit Committee. The Board has the authority to appoint all members of the Cybersecurity Subcommittee, including the Chair.
The Cybersecurity Subcommittee is given the responsibility of overseeing the effectiveness of the Company’s cybersecurity program and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions, including monitoring and analysis of the threat environment, vulnerability assessments, and third-party cybersecurity risks. The Cybersecurity Subcommittee is also responsible for overseeing the Company’s controls, technology and cyber resiliency. In addition, the Cybersecurity Subcommittee reviews and oversees significant Company investments in cybersecurity and technology infrastructure and program needs. In connection with such oversight and review, the Cybersecurity Subcommittee is responsible for overseeing the development, refinement, and implementation of policies, programs, planning, and training pertaining to the cybersecurity mission of the Company. To ensure the Company is aligned in its cybersecurity risk management and response, it must regularly report to the Finance and Audit Committee or Board on cybersecurity matters.
The Cybersecurity Subcommittee held 5 meetings in 2024.
Under its charter, the Cybersecurity Subcommittee has the authority to retain and terminate any independent legal, financial, or other advisors it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. The charter for the Cybersecurity Subcommittee was created by the Board on January 10, 2024. A copy of this charter is available on our website.
Compensation Committee
The Compensation Committee consists of Messrs. Brown, Coppedge and Lada, each of whom is independent under NASDAQ’s listing requirements and SEC rules. Mr. Brown is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.
The Compensation Committee is also responsible for administering our stock plans, our 2023 Incentive Compensation Plan, (“2023 Incentive Compensation Plan”), our Second Amended and Restated 2005 Incentive Compensation Plan, as amended (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held 6 meetings in 2024.
Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisors it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority. The charter for the Compensation Committee was last updated by the Board on February 2, 2023. A copy of this charter is available on our website.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee was established by the Board on February 2, 2023. The Nominating and Corporate Governance Committee consists of Messrs. Brown, Coppedge, and Schechter, each of whom is independent under NASDAQ’s listing requirements. Mr. Coppedge is the Chairman of the Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nomination process, developing and maintaining the Company’s corporate governance policies, and any related matters required by the federal securities laws.
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meetings of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board, and for considering any director candidates recommended by shareholders pursuant to the procedures set forth in the Company’s Bylaws and described in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee is tasked with reviewing and making recommendations to the Board regarding the selection and retention of all executive officers of the Company (other than the CEO), and other key employees as appropriate, as well as making recommendations to the Board concerning the composition, functions, leadership, and duties of the committees of the Board and the leadership of executive sessions of the Board. In the event a director resigns, the Nominating and Corporate Governance Committee is responsible for reviewing the resignation letter and evaluating and recommending to the Board whether such resignation should be accepted.
In terms of governance functions, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and monitoring compliance with the guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance practices and procedures, including identifying best practices, reviewing and recommending to the Board for approval any changes to the documents, policies, and procedures in the Company’s corporate governance framework, and reviewing and discussing with management disclosure of the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board for approval director independence standards in addition to those required by NASDAQ or standards for determining whether a director has a relationship with the Company that would impair his or her independence. Lastly, the Nominating and Corporate Governance Committee reviews and makes recommendations to the Board concerning executive management succession.
The Nominating and Corporate Governance Committee held 2 meetings in 2024. The charter under which the Nominating and Corporate Governance Committee operates was approved by the Board on February 2, 2023. A copy of this charter is available on our website.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meeting of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board. Once the Nominating and Corporate Governance Committee has made its recommendations to the Board, the Board is ultimately responsible for recommending a slate of director nominees to the shareholders for election at each annual meeting of shareholders.
Director Nominee Criteria
The Company is committed to fostering, cultivating, and preserving a culture of inclusion, and as such, the Nominating and Corporate Governance Committee considers diversity of skill, experience, and background to be an asset when evaluating candidates for recommendation as director nominees. In evaluating a candidate for recommendation as a director nominee, the Nominating and Corporate Governance Committee will consider such matters as it deems appropriate, including the candidate’s personal and professional integrity, business judgment, relevant experience and skills, diversity, and potential to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders. When considering an existing director for nomination for re-election to the Board, the Nominating and Corporate Governance Committee will also consider that individual’s Board and committee attendance, performance, and length of service. Candidates may be interviewed by the Committee where it deems it appropriate. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board also considers the following qualifications when recommending a slate of director nominees to shareholders: relevant management and/or industry experience; high personal and professional ethics, integrity, and values; a commitment to representing the long-term interests of our shareholders as a whole rather than special interest groups or constituencies; independence pursuant to NASDAQ’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his or her company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge, and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.
Identifying Director Nominees; Consideration of Nominees of the Shareholders
The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees, as described in its charter. In addition, the Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director which may come to its attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted pursuant to the procedures set forth in the Company’s Bylaws and proxy statement. The deadlines and procedures for shareholder submissions of director nominees are described below under “Shareholder Proposals and Director Nominations for Annual Meetings.” Following verification of the shareholder status of persons recommending candidates, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Corporate Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Corporate Governance Committee.
Board Leadership Structure
Warren S. Lada serves as Chairman of the Board. As Chairman of the Board, Mr. Lada’s responsibilities include, among others:
•
managing the functioning of the Board and its committees with input from the entire Board;

•
developing the agenda and presiding over meetings of the Board and executive sessions of the independent directors;

•
overseeing and managing potential conflict of interest issues;

•
facilitating discussion among the independent directors on issues and concerns outside of Board meetings; and

•
serving as a liaison with the Company’s management for purposes of communication.

The Board believes that it is currently best for the Company to have the positions of CEO and Chairman be occupied by separate individuals. An independent Chairman is able to improve the Board’s ability to oversee management and ensure independent Board leadership on behalf of the shareholders. The current CEO still sits on the Board and is well-informed of the Company’s strategic priorities. The Chairman and independent directors can bring their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the separate role of Chairman and CEO promotes the best interests of the Company and makes the best use of the respective expertise of the Chairman and CEO and each of their unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman,

CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed CEO and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet regularly in executive sessions without management or non-independent directors present and that the Chairman will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Chairman. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that shareholders wishing to contact the Board may address their correspondence to the Chairman (or any individual director).
The Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board. The Board has constituted a Cybersecurity Subcommittee to monitor cybersecurity risks and oversee cybersecurity programs and policies. For more information on Board’s role in addressing cybersecurity risks, see “Cybersecurity Subcommittee” on page 9.
FINANCE AND AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.
In performing its oversight function, the Finance and Audit Committee:
•
Met to review and discuss our audited financial statements for the year ended December 31, 2024 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits, nor is the Finance and Audit Committee responsible for determining that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The latter obligation is the responsibility of management, and the independent registered public accounting firm is responsible for planning and conducting its audits.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Finance and Audit Committee
Timothy J. Clarke (Chair), Clarke R. Brown Jr., and Michael W. Schechter.
COMPENSATION OF DIRECTORS
Historically, each director besides the CEO received an annual cash retainer of $34,000 and chairpersons of each committee who were not employees received an additional annual cash retainer of $9,500. Directors were also eligible to receive stock awards of up to 75% of their annual cash retainer. Beginning on October 1, 2022, the annual cash retainer was increased to $72,000 per year, the committee chairperson additional annual retainer was increased to $10,000 per year and the Chairman of the Board receives an additional annual retainer of $10,000.
Beginning in 2023, each director other than the CEO receives stock grants of $53,000 annually. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.
Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.
2024 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Clarke R. Brown, Jr(4)	$82,000	$53,002	$12,808	$147,810
Timothy J. Clarke(5)	$82,000	$53,002	$13,619	$148,621
Roy F. Coppedge III(6)	$82,000	$53,002	$12,808	$147,810
Warren S. Lada(7)	$82,000	$53,002	$12,957	$147,959
Marcia K. Lobaito(8)	$72,000	$53,002	$30,683	$155,685
Michael W. Schechter(9)	$82,000	$53,002	$5,454	$140,456
Gary G. Stevens(10)	$26,505	$—	$12,694	$39,199

(1)
The compensation of our current Chief Executive Officer, Christopher S. Forgy, has been omitted from this table. The compensation is included in the Summary Compensation Table.

(2)
All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on December 15, 2025, and 2026, and 2027, if the reporting person is a director on the applicable date. Stock award values are calculated based on the closing price of our Class A Common Stock on the NASDAQ on December 5, 2024 ($11.86 per share). As of December 31, 2024, the following directors held the following number of unvested restricted stock awards: Mr. Brown, 6,579; Mr. Clarke, 6,662; Mr. Coppedge, 6,579; Mr. Lada, 6,600; Ms. Lobaito, 6,579; and Mr. Schechter, 5,479. All such restricted stock, however, shall vest if the reporting person is a director upon the occurrence or deemed occurrence of a change-in-control. Effective November 30, 2023, Ms. Lobaito retired from her position as Corporate Secretary, but continues to serve the Company as a Director.

(3)
With respect to Ms. Lobaito, includes the value of medical insurance provided and dividends paid on unvested restricted stock but does not include $109,713 of non qualified deferred income distributions paid to Ms. Lobaito or the distribution of a split dollar life insurance policy valued at $244,337 during the fiscal year for her services as an officer of the Company. With respect to Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Lada and Mr. Schechter, includes dividends paid on unvested restricted stock.

(4)
Chairman of Compensation Committee.

(5)
Chairman of Finance and Audit Committee.

(6)
Chairman of the Nominating and Corporate Governance Committee.

(7)
Chairman of the Board.

(8)
Ms. Lobaito is not standing for re-election at the 2025 Annual Meeting of Shareholders.

(9)
Chairman of the Cybersecurity Subcommittee of the Finance and Audit Committee.

(10)
Mr. Stevens served on our Board of Directors until May 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock, as of March 14, 2025, for (i) our Chief Executive Officer (“CEO”) and our next two most highly compensated executive officers as of December 31, 2024 (collectively, our “named executive officers” or “NEOs”), (ii) each of our directors and nominees, (iii) all of our current directors, nominees, and named executive officers as a group, and (iv) each person who we know from regulatory filings beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to all shares of Class A Common Stock shown held by them. The number of shares of Class A Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock underlying any options held by such person that are exercisable within sixty (60) calendar days of March 14, 2025, but excludes shares of Class A Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock outstanding as of March 14, 2025.
Name	Number of Shares Class A	Percent of Class A
Clarke R. Brown, Jr	14,826(1)	*
Samuel D. Bush	62,310(1)(2)	*
Timothy J. Clarke	13,057(1)	*
Roy F. Coppedge III	12,820(1)	*
Christopher S. Forgy	89,563(1)(2)	1.4%
Warren S. Lada	30,371(1)(4)	*
Wayne Leland	25,653(1)(2)	*
Marcia K. Lobaito	25,099(1)(2)(3)(4)	*
Michael Scafidi	—	*
Michael W. Schechter	1,167,128(1)(5)	18.1%
All directors, nominees and executive officers as a group (9 persons)	1,440,827(6)	22.4%
TowerView LLC	1,161,144(7)	18.0%
Edward K. Christian Trust et al	938,250(8)	14.6%
Gate City Capital Management, LLC et al	863,845(9)	13.4%
Dimensional Fund Advisors LP	346,461(10)	5.4%

*
Less than 1%

(1)
Includes the following grants of Class A Common Restricted Stock awarded on December 15, 2022 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 1,137 shares; Mr. Bush, 7,230 shares; Mr. Clarke, 1,388 shares; Mr. Coppedge, 1,137 shares; Mr. Forgy, 6,540 shares; Mr. Lada, 1,202 shares; Mr. Leland, 2,613 shares; and Ms. Lobaito, 2,280 shares. Also includes the following grants of Class A Common Restricted Stock awarded on December 7, 2023 (without any reduction for sales of such restricted stock) which vest in one-third increments on December 15, 2024, 2025, and 2026, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 2,597 shares; Mr. Bush, 12,519 shares; Mr. Clarke, 2,597 shares; Mr. Coppedge, 2,597, Mr. Forgy, 36,110 shares; Mr. Lada, 2,597 shares; Mr. Leland, 7,350 shares; Ms. Lobaito, 2,597; and Mr. Schechter, 1,515 shares. Also includes the following grants of Class A Common Restricted Stock awarded on December 5, 2024 (without any reduction for sales of such restricted stock) which vest in one-third increments on December 15, 2025, 2026, and 2027, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 4,469 shares; Mr. Bush, 13,828 shares; Mr. Clarke, 4,469 shares; Mr. Coppedge, 4,469, Mr. Forgy, 44,077 shares; Mr. Lada, 4,469 shares; Mr. Leland, 10,793 shares; Ms. Lobaito, 4,469; and Mr. Schechter, 4,469 shares.

(2)
Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Mr. Bush, 2,494 shares; Ms. Lobaito, 1,014 shares; Mr. Forgy, 741 shares; and Mr. Leland, 1,509 shares.

(3)
Ms. Lobaito retired from her position as Senior Vice President of the Company effective March 12, 2020, and from her position as Corporate Secretary effective November 30, 2023. Ms. Lobaito is not standing for re-election at the 2025 Annual Meeting of Shareholders.

(4)
Includes 1,780 shares, and 1,077 shares of Class A Common Stock with shared voting or dispositive power for Mr. Lada and Ms. Lobaito, respectively.

(5)
Includes 1,161,144 shares owned by TowerView LLC. Mr. Schechter, as a member of TowerView LLC, may be deemed to have beneficial ownership with respect to the 1,161,144 shares owned by TowerView LLC, however, Mr. Schechter disclaims beneficial ownership of the shares owned by TowerView LLC.

(6)
Includes an aggregate grant of 23,527 Class A Common Restricted Stock which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in- control, all restricted stock shall vest); an aggregate grant of 70,479 Class A Common Restricted Stock which vest in one-third increments on December 15, 2024, 2025, and 2026, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest); and an aggregate grant of 95,512 shares of Class A Common Restricted Stock which vests in one-third increments on December 15, 2025, 2026, and 2027, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, upon the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest);. In addition, includes 5,758 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 2,857 shares of Class A Common Stock with shared voting or dispositive power.

(7)
According to its Schedule 13D/A filed with the SEC on April 7, 2023, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, its general member, has sole voting and dispositive power with respect to 1,161,144 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.

(8)
According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2025, the Edward K. Christian Trust has sole voting and dispositive power with respect to 943,250 shares, meanwhile, co-trustee Michael L. Dallaire has shared and dispositive power with respect to 943,250 shares, and co-trustee Judith A Christian has shared voting and dispositive power with respect to 943,250 shares, and sole voting and dispositive power with respect to 3,541 shares held by the Judith A. Christian IRA. Their principal address is 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226. According to a Form 4 filed on February 18, 2025, the Edward K. Christian Trust sold 5,000 shares on February 14, 2025 and following the sale beneficially owned 938,250 shares.
(9)
According to their joint Schedule 13D filed with the SEC on January 8, 2025, Gate City Capital Management, LLC, an Illinois limited liability company that serves as an investment adviser to certain private investment funds and managed accounts, and Michael Melby, the managing member of Gate City Capital Management, LLC, each have sole voting and dispositive power with respect 863,845 shares. The principal address of Gate City Capital Management, LLC and Mr. Melby is 8725 W. Higgins Road, Suite 530, Chicago, IL 60631.

(10)
According to its most recent 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser to four investment companies and to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. Dimensional and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds, however, all reported securities are owned by the Funds and Dimensional disclaims beneficial ownership of such shares. The principal address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
Policy
Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually, and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.
Related Party Transactions
Since 2019, the Company has employed Eric Christian, the son of Judith A. Christian and our former President, CEO and Chairman, Edward K. Christian, who passed away in August 2022. Mrs. Christian, along with Michael L. Dallaire, serve as a co-trustees of the Edward K. Christian Trust, a more than 10% shareholder.
For the 2023 fiscal year, Mr. Eric Christian was employed by the Company as the Company’s Vice President of Digital Strategies then promoted to Chief Marketing Officer in February 2023. For the 2023 fiscal year, Mr. Eric Christian was paid an aggregate salary and bonus of $193,000 and participated in the Company’s employee benefit plans. For the 2024 fiscal year, Mr. Eric Christian was employed by the Company as the Company’s Chief Marketing Officer, was paid an aggregate salary and bonus of $195,000 and participated in the Company’s employee benefits plans.
The Board of Directors approved the hiring of Mr. Eric Christian as the Company’s Director of Digital Strategies in 2019, his promotion to Vice President of Digital Strategies in July 2020, and his promotion to Chief Marketing Officer in February 2023.
The Company has employed on a part time basis Sera Christian, the granddaughter of Judith A. Christian and our former President, CEO and Chairman, Edward K. Christian, who passed away in August 2022. Mrs. Christian, along with Michael L. Dallaire, serves as a co-trustees of the Edward K. Christian Trust, a more than 10% shareholder.
For the 2024 fiscal year, Ms. Sera Christian was employed full time by the Company as the Company’s Streaming Traffic Manager and has an annual salary of $50,000 and participated in the Company’s employee benefit plans.
Mr. Christian’s estate is now the beneficiary of the Split Dollar life insurance policy that had a cash surrender value of approximately $1,029,000. Under the agreement, the Company is responsible to pay the estate’s income tax obligation relating to the transfer of the life insurance policy and as such, recorded $500,000 in the fourth quarter of 2024 when the transfer of the policy occurred.

PROPOSAL 2 — TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed Crowe LLP to be our independent registered public accounting firm for the fiscal year ended December 31, 2025.
On August 12, 2024, following the completion of a competitive process, our Finance and Audit Committee approved the engagement of Crowe LLP to serve as the Company’s independent registered public accounting firm, effective as of such date. During the fiscal years ended December 31, 2024 and 2023, the Company did not, nor did anyone on the Company’s behalf, consult with Crowe LLP with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Crowe LLP concluded was an important factor that the Company considered in reaching a decision as to any accounting, auditing or financial reporting issue or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a disagreement, or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Simultaneously with our Finance and Audit Committee’s determination to engage Crowe LLP, the Finance and Audit Committee dismissed UHY LLP as our independent registered public accounting firm, effective as of such date.
The reports of the Company’s principal accountants on our financial statements for each of the two fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the fiscal years ended December 31, 2024 and 2023, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and our principal accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of our principal accountant would have caused our principal accountant to make reference to the subject matter of the disagreement in their report. During the fiscal years ended December 31, 2024 and 2023, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
In accordance with Item 304(a)(3) of Regulation S-K, the Company provided UHY LLP with a copy of the disclosure included in the Current Report on Form 8-K filed on August 12, 2024 and requested that UHY LLP furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements contained therein. A copy of UHY LLP’s letter, dated August 12, 2024, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed on August 12, 2024.
The Board is asking the shareholders to ratify the appointment of Crowe LLP. The holders of Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote per share. In accordance with the Florida Business Corporation Act, the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although shareholder ratification of the appointment is not required, if the shareholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2026.
The Finance and Audit Committee and the Company’s Board believe that the retention of Crowe LLP as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of Crowe LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of shareholders.
Independent Registered Public Accounting Firm Fees
The following table represents the aggregate fees billed to the Company for the fiscal year ended December 31, 2024, by Crowe LLP, the Company’s principal accountants for such years.

Fee Category	2024 Fees
Audit fees	$356,250
Audit-related fees	$100,000
Tax fees	$—
All other fees	$—
Total fees	$456,250
The following table represents the aggregate fees billed to the Company for the fiscal year ended December 31, 2024, and for the fiscal year ended December 31, 2023, by UHY LLP, the Company’s former principal accountants for such years.
Fee Category	2024 Fees	2023 Fees
Audit fees	$108,188	$282,550
Audit-related fees	$20,000	$17,500
Tax fees	$48,285	$40,930
All other fees	$—	$—
Total fees	$176,473	$340,980
Audit Fees
Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.
Audit-Related Fees
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.
Tax Fees
Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.
Policy for Pre-Approval of Audit and Non-Audit Services
The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.
The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.
The Board recommend a vote “FOR” ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

COMPENSATION OVERVIEW
The Company has conformed certain information required in this proxy statement to the applicable scaled disclosure obligations for smaller reporting companies, as defined in Rule 12b-2 of the Exchange Act. Under the scaled disclosure obligations, the Company is not required to provide, among other things, a Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation in this proxy statement.
This Compensation Overview outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.
Following the Compensation Overview are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.
These tables and narratives assist us in communicating our compensation plans to our shareholders.
Administration and Oversight
The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. The Committee is responsible for recommending to the Board the compensation of the CEO without management present. The last time this was done was in 2022. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan, the 2023 Incentive Compensation Plan, and the CEO Plan.
Executive Compensation Objectives and Policies
The Committee believes that in order to maximize shareholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the shareholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since 2008, based on a recommendation from Towers Watson, the Committee has awarded only restricted stock to our executive officers and other key members of management. In 2023, we awarded our named executive officers 55,979 shares of restricted stock (which all consisted of Class A Common Restricted Stock). In 2024, we awarded our named executive officers 68,698 shares of restricted stock (which all consisted of Class A Common Restricted Stock).
We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of our executive officers is generally in line with other companies in our industry, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media Inc.; Emmis Communications Corporation; Entravision Communications Corporation; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if restricted stock that was granted in a previous year declines in value the next year, the Committee does not take that into consideration in determining the amount of the bonus or restricted stock to be granted the next year. Similarly, if the restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of restricted shares that are granted during a particular year.
We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
2024 “Say On Pay” Vote
Our shareholders are currently provided an advisory vote on the compensation of our named executive officers every year. Following our 2024 Annual Meeting of Shareholders in May 2024, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the 2023 compensation of the named executive officers (“2024 Say On Pay”). More than 73.9% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Overview, the Summary Compensation Table and the related compensation tables and narratives in the 2024 proxy statement. After considering the results of the 2024 Say On Pay vote, which indicated that our shareholders approved of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Overview, the Committee was encouraged to continue its practices in determining executive compensation.
Compensation Components
The key components of our executive compensation program generally consist of a base salary, a cash bonus and participation in our 2023 Incentive Compensation Plan (pursuant to which restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash, may be granted). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2023 Incentive Compensation Plan. As noted above, in 2024 and 2023, there were no awards of stock options, while in 2024 and 2023 certain awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to agreements with our executive officers, we provide for severance following a sale or change-in-control.
Base Salary
Effective December 7, 2022, Christopher S. Forgy was appointed as our current President and CEO. Under the terms of the employment agreement between the Company and Mr. Forgy, dated as of November 16, 2022, the Company agreed to pay Mr. Forgy a base salary during his initial three year employment term of:
Year 1
December 7, 2022 through December 6, 2023	$670,000
Year 2
December 7, 2023 through December 6, 2024	$697,000
Year 3
December 7, 2024 through December 6, 2025	$725,000
In December 2024, the Company and Mr. Forgy mutually agreed to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary will be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.

For fiscal year 2023, the annual base salaries for Mr. Bush and Mr. Leland were $365,000 and $300,000, respectively. For fiscal year 2024, the annual base salaries for Mr. Bush and Mr. Leland were $410,000 and $320,000, respectively.
On September 16, 2024, Mr. Bush was promoted to Executive Vice President of the Company, and Mr. Leland was promoted to Chief Operating Officer of the Company. Mr. Bush and Mr. Leland remain party to their existing employment agreements and will continue to receive the compensation contemplated thereby. Prior to their most recent promotions, Mr. Bush previously served as the Company’s Senior Vice President, Chief Financial Officer and Treasurer and will continue his positions as Chief Financial Officer and Treasurer. Mr. Leland was previously promoted to be the Company’s Senior Vice President of Operations effective January 3, 2023, with his annual base salary set at $300,000 at that time. Mr. Leland remains the principal operating officer of the Company. Prior to January 3, 2023, Mr. Leland served as the Company’s President and General Manager in our Norfolk, Virginia market with an annual base salary of $250,000.
Bonuses
The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by shareholders at the 2000 Annual Meeting of Shareholders and re-approved by shareholders at the 2005, 2010, 2015, and 2020 annual meetings of shareholders. Mr. Forgy’s employment agreement, dated as of November 16, 2022, provides that he has the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and is also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the CEO and certain other highly compensated executive officers included in the 2024 Summary Compensation Table. The Tax Cuts and Jobs Act, (the “Act”) eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to performance-based remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date, such as the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity for the CEO is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.
In March 2023, the Committee approved a broadcast cash flow (“BCF”) goal for Mr. Forgy with four different BCF targets of $30 million, $31 million, $32 million, and $33 million, allowing for a possible award of $235,000, $380,000, $525,000, and $670,000, respectively, payable in cash if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2023, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2023 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2023 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It was believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve. For fiscal year 2023, the Committee determined that BCF did not meet any of the established BCF goals noted above. For fiscal year 2023, the Committee awarded Mr. Forgy with a discretionary bonus of $245,000 due to the significant achievements of the Company under the leadership of Mr. Forgy during 2023, including significant investments in initiatives to diversify our revenue and building our Corporate management team to establish a base for future growth and to hold revenue flat in comparison to 2022 year-end during a year when revenue was impacted by a reduction in political revenue. For fiscal year 2024, in March 2024, the Committee approved a broadcast cash flow (“BCF”) goal for Mr. Forgy with five different BCF targets of $27.4 million, $28.8 million, $30.2 million, $ 31.3 million and $32.5 million, allowing for a possible award of $245,000, $390,000, $535,000, $610,000 and $670,000, respectively, payable in cash if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2024, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2024 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2024 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It was believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve. For fiscal year 2024, the Committee determined that BCF did not meet any of the established BCF goals noted above. For fiscal year 2024, the Committee awarded Mr. Forgy with a discretionary bonus of $243,950 due to the significant achievements of the Company under the leadership of Mr. Forgy during 2024, including significant investments in initiatives to diversify our revenue and building our Corporate management team to establish a base for future growth.
The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on Mr. Forgy’s subjective review of the 2023 performance of the executive officers, Mr. Forgy recommended that 2023 cash bonuses be awarded in the amount of $52,500 for Mr. Bush and $35,000 for Mr. Leland, and the Committee agreed and the Board approved these bonuses. Based on Mr. Forgy’s subjective review of the 2024 performance of the executive officers, Mr. Forgy recommended that 2024 cash bonuses be awarded in the amount of $50,000 for Mr. Bush and $35,000 for Mr. Leland, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed.
Long-Term Incentives
In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to shareholder approval.
Shareholders approved this Plan at the 2005 Annual Meeting of Shareholders and re-approved it at the 2010 Annual Meeting of Shareholders, by written consent in 2013 and at the 2018 Annual Meeting of Shareholders.
In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since awarding stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. Under this plan, we awarded our named executive officers shares of restricted stock in each of 2013 – 2019, and in 2021 – 2022. No restricted stock or options were granted to our named executive officers in 2020 because of the uncertainty of the COVID-19 pandemic and the related impact to the economy. In recent years, the restricted stock has been granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2005 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company.
In May 2023, our shareholders approved the 2023 Incentive Compensation Plan. The 2023 Incentive Compensation Plan replaced the 2005 Incentive Compensation Plan. The Board does not intend to make any further awards under the 2005 Incentive Compensation Plan. However, each outstanding award under the 2005 Incentive Compensation Plan will remain outstanding under the 2005 Incentive Compensation Plan and will continue to be governed under its terms and any applicable award agreement. The 2023 Incentive Compensation Plan allows for the granting of restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash to eligible employees and non-employee directors of the Company and its subsidiaries. Under this plan, we awarded our named executive officers shares of restricted stock in fiscal years 2023 and 2024. The restricted stock was granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2023 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.
401(k) Plan
Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,200 for the 2023 match and 2024 match. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option. Discretionary matches were made for the 2023 and 2024 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with shareholders.
Deferred Compensation Plans
In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.
Health Plans and Perquisites
We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long-term care plan. Executive officers are also eligible for car allowances and medical reimbursements. Under his employment agreement, Mr. Forgy receives a company provided vehicle, medical reimbursements and a country club membership. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers.
Severance Arrangements
As discussed in more detail in the section below entitled “Compensation of Executive Officers — Employment Agreements and Potential Payments Upon Termination or Change-in-Control,” in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.
The change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.
Securities Authorized for Issuance Under Equity Compensation Plan Information
The following table sets forth as of December 31, 2024, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:
	(a)	(b)		(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Column (a))
Equity Compensation Plans Approved by Shareholders:
Employees’ 401(k) Savings and Investment Plan	—		$—	520,665
2005 Incentive Compensation Plan	19,222	$	— (2)	—
2023 Incentive Compensation Plan	265,580	$	—(2)	283,773
Equity Compensation Plans Not Approved by Shareholders:
None	—			—
Total	284,802(1)			804,438

(1)
All 284,802 shares are restricted stock.

(2)
Weighted-Average Exercise Price of Outstanding Options is $0.00 as they are all restricted stock.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2024 and 2023 to each person serving as CEO during 2024 and 2023, and the two most highly compensated executive officers other than the CEO as of December 31, 2024 whose total compensation for 2024 exceeded $100,000:
2024 Summary Compensation Table
Name and Principal Positions	Year	Salary(1) $	Bonus(2) $	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp $	All Other Comp(5) $	Total Comp $
Christopher S. Forgy President and Chief Executive Officer(6)	2024	$698,616	$243,950	$522,753	$—	$—	$190,951	$1,656,270
	2023	$671,766	$245,000	$737,005	$—	$—	$98,071	$1,751,842
Samuel D. Bush Executive Vice President, Chief Financial Officer and Treasurer	2024	$410,000	$50,000	$164,000	$—	$—	$109,191	$733,191
	2023	$365,000	$52,500	$255,513	$—	$—	$67,445	$740,458
Wayne Leland Chief Operating Officer	2024	$320,000	$35,000	$128,005	$—	$—	$39,379	$522,384
	2023	$300,000	$35,000	$150,014	$—	$—	$47,169	$532,183

(1)
Includes amounts deferred under the Company’s 401(k) Plan and the 2005 deferred compensation plan.

(2)
For fiscal year 2024, upon the recommendation of the Compensation Committee, a discretionary bonus of $243,950 was awarded by the Board to Mr. Forgy as outlined in his employment agreement. In addition, bonuses in the amount of $50,000 and $35,000 for Mr. Bush and Mr. Leland, respectively, were approved by the Compensation Committee upon recommendation of Mr. Forgy. For fiscal year 2023, upon approval of the Compensation Committee, a discretionary bonus of $245,000 was awarded to Mr. Forgy as outlined in his employment agreement. In addition, bonuses in the amount of $52,500 and $35,000 for Mr. Bush and Mr. Leland, respectively, were approved by the Compensation Committee upon the recommendation of Mr. Forgy.

(3)
Includes the value of restricted stock awarded on December 5, 2024, and December 7, 2023 to Messrs. Forgy and Bush and Leland in their capacity as officers. See “Long Term Incentives” under “Compensation Overview” above. Refer to Note 8, “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2024, for the relevant assumptions used to determine the valuation of the stock awards.

(4)
No options were awarded in 2024 or 2023.

(5)
With respect to Mr. Forgy perquisites include personal use of the Company provided automobile, housing accommodations, medical expense reimbursements and country club dues. In 2023, perquisites also included personal use of the Company’s private plane lease. In 2024 and 2023, Mr. Bush received perquisites for automobile allowance, housing accommodations and medical expense reimbursements. Mr. Leland received perquisites for moving expenses and housing accommodations in 2023 and for medical reimbursements and housing accomodations in 2024. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in 2024 and 2023, the Company paid life insurance (including split dollar) premiums for Mr. Bush in the amount of $10,000. Under the 401(k) Plan, all matching funds in the amount of $1,200 and $1,200, respectively, were used to purchase 99 and 51 shares of Class A Common Stock in 2024 and 2023, respectively, for Mr. Forgy, Mr. Bush and Mr. Leland. Under the Second Restated and Amended 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, dividends paid on unvested restricted stock were $150,973 and $31,579 for Mr. Forgy, $68,907 and $36,120 for Mr. Bush and $33,726 and $10,537 for Mr. Leland in 2024 and 2023, respectively.

2024 CEO and Named Executive Officer Compensation
In 2024, our most highly compensated executive officer was Mr. Forgy, our President and Chief Executive Officer. Mr. Forgy received a discretionary bonus of $243,950 and a salary of $698,616 in 2024 that was determined based on his 2022 employment agreement as was recommended and approved by the Compensation Committee.
Based on the CEO’s (Mr. Forgy’s) subjective review of the 2024 performance of the other executive officers, the CEO recommended that 2024 cash bonuses in the amount of $50,000 and $35,000 be paid to Mr. Bush, and Mr. Leland, respectively, and the Committee agreed and approved. See “Base Salary” and “Bonuses” under “Compensation Overview” above.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information as of December 31, 2024 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2024:
Outstanding Equity Awards at Fiscal Year-End Table
	Option Awards				Stock Award(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Christopher S. Forgy
12/5/2024	—	—	—	—	44,077	$486,169
12/7/2023	—	—	—	—	24,073	$265,525
12/15/2022	—	—	—	—	2,180	$24,045
Samuel D. Bush
12/5/2024	—	—	—	—	13,828	$152,523
12/7/2023	—	—	—	—	8,346	$92,056
12/15/2022	—	—	—	—	2,410	$26,582
Wayne P. Leland
12/5/2024	—	—	—	—	10,793	$119,047
12/7/2023	—	—	—	—	4,900	$54,047
12/15/2022	—	—	—	—	871	$9,607

(1)
Restricted stock awarded on December 5, 2024 vest in one-third increments on December 15, 2025, 2026 and 2027. Restricted stock awarded on December 7, 2023 vest in one-third increments on December 15, 2024, 2025 and 2026. Restricted stock awarded on December 15, 2022 vest in one-third increments on November 6, 2023, 2024 and 2025. All such restricted stock, however, shall vest if the recipient is an employee or director on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock.

(2)
Based on $11.03 per share, which was the closing price of our Class A Common Stock on the NASDAQ on December 31, 2024 (the last business day of the fiscal year).

Employment Agreements and Potential Payments Upon Termination or Change-in-Control
Mr. Forgy’s Employment Agreement
On November 16, 2022, we entered into an employment agreement with Mr. Forgy, who was appointed as our President and CEO effective December 7, 2022. Mr. Forgy’s employment agreement has an initial term of three years, and we and Mr. Forgy may mutually agree to extend the term for an additional two years. Either party may provide written notice of its intent not to extend the initial term at least one year prior to the end of the initial term.
Under the employment agreement, Mr. Forgy’s base salary is set at:
Year 1
December 7, 2022 through December 6, 2023	$670,000
Year 2
December 7, 2023 through December 6, 2024	$697,000
Year 3
December 7, 2024 through December 6, 2025	$725,000
In December 2024, the Company and Mr. Forgy mutually agreed to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary will be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.
Mr. Forgy will have the opportunity to earn an annual performance bonus under the CEO Plan. His bonus in any fiscal year will be in a minimum of 35% and a maximum of 100% of his annual base salary as of January 1 of the fiscal year, and will be based on his performance and the achievement of performance goals established by the Compensation Committee within the first 90 days of the fiscal year. The Board may instead grant Mr. Forgy a discretionary bonus in the case of a financial, national or global occurrence, or a generally difficult year. Mr. Forgy was granted a $245,000 discretionary bonus for the 2023 fiscal year, and a $243,950 discretionary bonus for the 2024 fiscal year. Mr. Forgy is also eligible for equity awards under the 2005 Incentive Compensation Plan, the 2023 Incentive Compensation Plan or any successor equity incentive plan, in accordance with the provisions of that plan that apply to the CEO.
Mr. Forgy acknowledged in the employment agreement that any incentive-based or other compensation paid to him is subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulations, or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, regulation or listing requirement.
Mr. Forgy is entitled to fringe benefits and perquisites consistent with those benefits and perquisites provided to similarly situated employees. These benefits include use of an automobile furnished by the Company, payment of all expenses related to the operation and maintenance of the automobile, and payment of the initiation fee and monthly dues for a non-golf country club membership. We also agreed to provide Mr. Forgy with a split dollar life insurance agreement with premiums payable by the Company of $10,000 per year.
Mr. Forgy is entitled to participate in our employee benefit plans, on the same basis as other similarly situated employees, including the medical reimbursement plan, 401(k) plan, deferred compensation plan, and other health and welfare benefit plans. He will be entitled to five weeks of paid vacation days per calendar year.
Either the Company or Mr. Forgy may terminate the employment term for any reason generally with 30 days advance notice. If Mr. Forgy’s employment is terminated by us for cause, if he resigns without good reason, or if his employment terminates by reason of death or disability, he will receive any accrued but unpaid base salary and any benefits under the Company’s benefit plans (the “accrued amounts.”) Under the employment agreement, “cause” means (a) Mr. Forgy’s material breach of the terms of the employment agreement, which continues after written notice and 10 days to cure; (b) Mr. Forgy’s conviction of, or plea or nolo contendere to, a crime that constitutes a felony; (c) Mr. Forgy’s engaging in criminal fraud, embezzlement or other illegal conduct with respect to the Company, which acts are harmful to the Company; or (d) a material breach of Company policy as outlined in the Company’s employee handbook. “Good Reason” is defined as (a) a material reduction in Mr. Forgy’s base salary, other than across-the-board salary reductions; (b) a material reduction or diminution of Mr. Forgy’s job duties, responsibilities or authority, other than a delegation of duties to other employees as a result of the Company’s natural growth; or (c) any breach by the Company of a material term of the employment agreement which continues after written notice thereof and a 10 day opportunity to cure.
If Mr. Forgy’s employment is terminated by us without cause or if he resigns for good reason, he will receive the following payments and benefits, subject to his execution of a release of all claims against the Company:
•
The accrued amounts;

•
Continuation of his base salary for the longer of 18 months or the remainder of the three year initial term or the two-year renewal term, as applicable;

•
Any awarded but unpaid annual bonus with respect to any completed fiscal year preceding the termination date;

•
Immediate and full vesting of any unvested shares of restricted stock then held by Mr. Forgy; and

•
Payment or reimbursement of COBRA premiums for Mr. Forgy and his spouse until the earliest of (i) 18 months from the termination date; (ii) the date Mr. Forgy is no longer eligible for COBRA coverage; or (iii) the date he is eligible for substantially similar coverage from another employer or other source

Mr. Forgy agreed that, for a period of 12 months after the termination of his employment, he will not (i) solicit business of the type performed by the Company anywhere in the United States; (ii) solicit from any person who has purchased services from the Company during the three years preceding his termination for business of the type performed by the Company in the United States, or in any other location; or (iii) offer employment to any person employed by the Company, or entice any such person to leave employment with the Company. The employment agreement also contains customary confidentiality and non- disparagement covenants.
Mr. Leland’s Letter Agreement
On November 15, 2022 we entered into a letter of employment with Wayne Leland to serve as our Senior Vice President/Operations beginning January 3, 2023. The letter agreement provides for the following compensation and benefits:
•
A base salary of $300,000 per year, payable bi-weekly in accordance with Saga’s current payroll policy;

•
Eligibility for an annual discretionary bonus of up to $35,000 as determined by the Company’s Compensation Committee based on the Company’s performance;

•
Participation, subject to Board of Director approval and direction, in the Company’s 2023 Incentive Compensation plan for awarding restricted stock;

•
Participation in the Company’s health, medical reimbursement, life, 401K, and disability plans;

•
Participation in the Company’s Non-Qualified Deferred Compensation Plan upon meeting eligibility requirements;

•
Reimbursement for reasonable and customary business expenses in accordance with Saga’s reimbursement policy; and

•
Temporary housing and moving expense reimbursement in connection with relocation from Virginia to Michigan.

On September 16, 2024, Mr. Leland was promoted to our Chief Operating Officer. Notwithstanding his promotion, Mr. Leland remains party to his existing employment agreement and will continue to receive the compensation and benefits contemplated thereby.
Change-in-Control Agreements
As of December 28, 2007, Mr. Bush entered into a change-in-control agreement. As of September 28, 2018, Mr. Forgy also entered into a change-in-control agreement. A change-in-control is defined in these agreements to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.
If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereafter of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty- five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.
Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change- in-control as defined in the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.
Under the Company’s 1999 and 2005 deferred compensation plans upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

PAY VERSUS PERFORMANCE
The following table provides information for fiscal years 2024, 2023 and 2022 with respect to the compensation, as calculated under SEC rules, of our principal executive officers (“PEO”), which includes both our current and former CEOs, the average compensation of our other NEOs, and certain performance measures specified under SEC rules.
Pay Versus Performance Table
	Principal Executive Officers (“PEOs”)(1)
Fiscal Year (a)	Forgy SCT Total (b)	Lada SCT Table (b)	Christian SCT Table (b)	Forgy Compensation Actually Paid (c)(3)	Lada Compensation Actually Paid (c)(3)	Christian Compensation Actually Paid (c)(3)
2024	$1,656,270	$—	$—	$1,177,742	$—	$—
2023	1,751,842	—	—	1,796,443	—	—
2022	639,740	310,422	5,527,664	604,528	304,032	5,561,608
Fiscal Year	Average SCT Total for Non-PEO NEOs (d)(2)	Average Compensation Actually Paid to Non- PEO NEOs (e)(3)	Value of Fixed $100 Investment Based on Total Share Return (f)(4)	Net Income (h)(5)
2024	$627,788	$469,399	$67.80	$3,460,000
2023	636,321	638,334	125.45	9,500,000
2022	585,681	553,693	117.79	9,202,000

(1)
For fiscal years 2024 and 2023, our PEO was Christopher S. Forgy. For fiscal year 2022, Edward K. Christian served as our PEO from January 1, 2022 until August 19, 2022, Warren S. Lada served as our PEO on an interim basis from August 21, 2022 until December 6, 2022, and our current PEO Mr. Forgy was appointed PEO on December 7, 2022.

(2)
For fiscal years 2023 and 2024, our non-PEO named executive officers (“NEOs”) included Samuel D. Bush and Wayne P. Leland. For fiscal year 2022, our non-PEO NEOs included Samuel D. Bush and Catherine A. Bobinski.

(3)
For each year the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

	Current PEO Forgy			Former PEO Lada	Former PEO Christian
PEO	2024	2023	2022	2022	2022
Summary Compensation Table (“SCT”) Total for PEO (columns (b))	$1,656,270	$1,751,842	$639,740	$310,422	$5,527,664
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)	(522,753)	(737,005)	(187,698)	(34,497)	—
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	486,169	803,809	154,344	28,367	—
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(294,821)	(8,173)	(2,017)	(285)	—
+ vesting date fair value of equity awards granted and vested in the covered year	—	—	—	—	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(147,123)	(14,030)	159	26	33,944
- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)	—	—	—	—	—
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—	—	—
+ excess fair value for equity award modifications	—	—	—	—	—
Compensation Actually Paid to PEO (columns (c))	$1,177,742	$1,796,443	$604,528	$304,032	$5,561,608
Average for Non-PEO NEOs	2024	2023	2022
Average SCT Total for Non-PEO NEOs (columns (d))	$627,788	$636,321	$585,681
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)	(146,003)	(202,763)	(170,004)
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	135,785	221,142	137,795
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(92,799)	(6,057)	(1,950)
+ vesting date fair value of equity awards granted and vested in the covered year	—	—	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(55,372)	(10,309)	171
- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)	—	—	—
+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—	—
+ excess fair value for equity award modification	—	—	—
Average Compensation Actually Paid to Non-PEO NEOs (columns (e))	$469,399	$638,334	$553,693

(4)
For each year, total shareholder return for the Company was calculated in accordance with Item 201 (e) and Item 402 (v) of Regulation S-K.

(5)
Net income is rounded to the nearest thousand.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Tables for each of 2024, 2023 and 2022, including: (a) a comparison between our cumulative total shareholder return and (b) comparisons between (i) the compensation actually paid to the PEO (on an aggregate basis) and the average compensation actually paid to our non-PEO NEOs and (ii) the performance measure set forth in column (f) and (h) of the Pay Versus Performance Table.

Relationship Between Compensation Actually Paid and Total Shareholder Return
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Compensation Actually Paid
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
Total Shareholder Return
2022
2023
2024
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
SGA TSR

Relationship Between Compensation Actually Paid and Net Income
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Compensation Actually Paid
10,000,000
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Net Income
2022
2023
2024
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Income

PROPOSAL 3 — TO RE-APPROVE THE MATERIAL TERMS OF THE CHIEF EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
The Board is asking shareholders to re-approve the material terms of the Chief Executive Officer Annual Incentive Plan, as amended (the “CEO Plan”). Shareholders approved the CEO Plan at our annual meeting of shareholders in May 2000, 2005, 2010, 2015 and 2020. The CEO Plan provides the CEO with the opportunity to earn an annual performance bonus. Among other reasons, the use of performance driven requirements in the CEO Plan was designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended, which generally limits the Company’s deduction for federal income tax purposes for certain compensation in excess of $1 million paid to “covered employees” (generally, the top five named executive officers in the summary compensation table) of a publicly held corporation. Comprehensive federal tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Act”), eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. There have been no material changes to the terms of the CEO Plan since it was last amended in January 2005. Additionally, in order for the compensation to be considered “qualified performance-based,” the Section 162(m) regulations generally require that shareholders re-approve the material terms every five years. Because approximately five years have passed since approval of the material terms of the CEO Plan, the Board is submitting this proposal to shareholders for re-approval of the material terms.
The affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting is required to re-approve the material terms of the CEO Plan. If approved, and unless the material terms are subsequently changed, the material terms will meet the shareholder approval requirements of Section 162(m) until 2030. If shareholders fail to approve the proposal, we will still be able to make bonus awards under the CEO Plan, but such awards will be subject to the deduction limit under Section 162(m).
Shareholders are not being asked to approve any amendments to the CEO Plan or to approve the CEO Plan itself under this proposal, but are only being asked to re-approve the material terms of the CEO Plan for compliance with Section 162(m).
A summary of the material terms of the CEO Plan, including the performance goals, is set forth below. This summary is qualified in its entirety by reference to Appendix A to this proxy statement, which contains the CEO Plan in its entirety.
Purpose
The CEO Plan is intended to and was designed to promote the interests of the Company and its shareholders by establishing and providing performance-based incentives in connection with the payment of bonuses to the CEO, while permitting such compensation to be deductible by the Company for federal income tax purposes. The CEO Plan was originally effective as of January 1, 2000, and amended effective as of January 1, 2005.
Description of the Plan
Participation.   Only our CEO is eligible to participate in the CEO Plan.
Administration.   The CEO Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the authority to interpret the CEO Plan, to establish or revise CEO Plan rules and regulations, and to make any determinations necessary to administer the CEO Plan.
Bonus Awards.   Within ninety days after the beginning of each fiscal year, the Compensation Committee establishes a target bonus opportunity for the CEO. The amount of the target bonus actually paid is based on the extent to which pre-established corporate and financial performance goals are met. The performance goals may include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share, and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow (“BCF”), margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings. The goals and the relative weight given to each for any particular year are approved by the Compensation Committee.
The bonus payments under the CEO Plan are calculated at the end of the fiscal year based on the achievement of the annual performance goals. The amount earned is paid in cash after the financial results are available for our fiscal year to which the bonus pertains. In the discretion of the Compensation Committee, the CEO may elect to defer payment of all or any part of any bonus by complying with such procedures as the Compensation Committee may prescribe. The Compensation Committee must certify in writing that the performance criteria have been met prior to any payments under the CEO Plan. If the performance criteria are not met, the CEO will not be entitled to any bonus award under the CEO Plan, however, the Compensation Committee may award a portion of the potential bonus amount in its discretion. If awarded, such discretionary bonus amount will not be deemed to be “qualified performance-based compensation” and therefore will be subject to the deduction limit under Section 162(m).
The amount to be paid to the CEO will depend on the factors set forth above. However, the maximum bonus that the CEO may receive under the CEO Plan in any one fiscal year is 500% of his base salary. Generally, the CEO must be actively employed by the Company or a subsidiary and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.
Amendment and Termination.   The Company may terminate, suspend or amend the CEO Plan, in whole or in part, at any time so long as, with respect to any amendment, as determined necessary by the Compensation Committee, shareholder approval required by Section 162(m) has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the CEO Plan without the CEO’s consent.
Federal Income Tax Consequences.   Under current federal income tax law, the CEO will realize ordinary compensation income equal to the amount of the bonus received in the year received. The Company will receive a corresponding deduction for the amount the CEO recognizes as ordinary income, provided that the amount of such deduction is not limited under the provisions of Section 162(m). It is our intention that the CEO Plan be administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) and the Act to the extent practicable and consistent with the Company’s business considerations.
Plan Benefits.   Mr. Forgy will have the opportunity to earn an annual performance bonus under the CEO Plan. Pursuant to Mr. Forgy’s employment agreement, his bonus in any fiscal year will be in a minimum of 35% and a maximum of 100% of his annual base salary as of January 1 of the fiscal year, and will be based on his performance and the achievement of performance goals established by the Compensation Committee within the first 90 days of the fiscal year. The Board may instead grant Mr. Forgy a discretionary bonus in the case of a financial, national or global occurrence, or a generally difficult year. Mr. Forgy was granted a $245,000 discretionary bonus for the 2023 fiscal year, and a $243,950 discretionary bonus for the 2024 fiscal year. Mr. Forgy is also eligible for equity awards under the 2005 Incentive Compensation Plan, the 2023 Incentive Compensation Plan or any successor equity incentive plan, in accordance with the provisions of that plan that apply to the CEO. See “Compensation Overview — Bonuses.”

Name and Position	Dollar Value of Plan Awards during Fiscal Year ended December 31, 2024	Dollar Value of Plan Awards during Fiscal Year ended December 31, 2023
Christopher S. Forgy Chief Executive Officer	$243,950	$245,000
Board Recommendation
The Board recommends a vote “FOR” the re-approval of the material terms of the Chief Executive Officer Annual Incentive Plan.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Board recognizes the significant interest of shareholders in executive compensation matters. Pursuant to Section 14A of the Exchange Act (which was amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers (commonly referred to as a “Say On Pay” vote) as disclosed in the 2024 Summary Compensation Table and other tables, and the related narratives under, the “Compensation of Executive Officers,” as well under the “Compensation Overview” sections of this proxy statement. Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.
Beginning at the annual meeting of the shareholders held on May 9, 2011, our shareholders were given the opportunity to provide an advisory vote on named executive officer compensation. A majority of shareholders present in person or represented by proxy at the May 9, 2011 annual meeting voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers be set at every three years. Subsequently, at the annual meeting of the shareholders held on May 8, 2017, a majority of shareholders present in person or represented by proxy voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers continue to be set at every three years. At our annual meeting of shareholders held on May 8, 2023, a majority of shareholders present in person or represented by proxy voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers be set at every year. Thus, our next shareholder advisory vote on the compensation of our named executive officers will occur at the Annual Meeting pursuant to this Proposal 4 in this proxy statement. Meanwhile, our next shareholder advisory vote regarding the frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers is expected to occur at our 2029 Annual Meeting of Shareholders.
Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Overview.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase shareholder value and link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize variable bonus compensation, including targeted performance-based bonus compensation for our CEO, satisfy these goals.
As this is an advisory vote, the result will not be binding on our Board, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Overview” and “Compensation of Executive Officers.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.
Required Vote
The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Common Stock entitled to vote, with each share of Class A Common Stock entitled to one vote, is required for the advisory approval of this proposal.

Board Recommendation
The Board recommends that the shareholders vote “FOR” the adoption of the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and the narrative discussion, is hereby APPROVED.”
Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of our Class A Common Stock (collectively, “Reporting Persons”) to file reports with the SEC relating to their initial ownership and changes in ownership of our Common Stock and other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto filed with the SEC, or written representations that no Form 5s were required, from the Reporting Persons, all Section 16(a) filing requirements for the fiscal year ended December 31, 2024 were timely complied with, as applicable to our directors, executive officers, and greater than ten percent owners during 2024, with the following exception: a Form 4 for the Edward K. Christian Trust was filed late on January 23, 2025 to report the sale of shares of our Class A Common Stock effected on December 13, 2024.
OTHER MATTERS
Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS
Shareholder proposals that are intended to be presented at our 2026 Annual Meeting of Shareholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 11, 2025, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Shareholder proposals which are not to be included in our proxy statement for the 2026 Annual Meeting of Shareholders and shareholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 11, 2026 (with respect to proposals) and February 10, 2026 (with respect to nominations). All proposals and nominations should be directed to the Corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2025 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a shareholder at the 2025 Annual Meeting of Shareholders. In addition to satisfying the foregoing requirements under our by-laws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2026.
EXPENSE OF SOLICITING PROXIES
All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.
By Order of the Board of Directors
KATHERINE L. SEMIVAN
Corporate Secretary
Grosse Pointe Farms, Michigan
April 9, 2025

APPENDIX A
CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.
(Originally effective as of January 1, 2000 and
as amended effective as of January 1, 2005)

CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.
ARTICLE I
PURPOSE
1.1.   Establishment and Purpose.   Saga Communications, Inc. (the “Company”) hereby establishes the Chief Executive Officer Annual Incentive Plan of Saga Communications (the “Plan”), originally effective as of January 1, 2000, and amended effective as of January 1, 2005. The purpose of the Plan is to further the interests of the Company’s shareholders by establishing and providing performance-based incentives to the Chief Executive Officer of the Company.
1.2.   Applicability of Plan.   The provisions of this Plan are applicable only to the Chief Executive Officer of the Company.
ARTICLE II
DEFINITIONS
2.1   Definitions.   Wherever used in the Plan, the following words and phrases shall have the meaning set forth below, unless the context plainly requires a different meaning:
“Administrator” means the Compensation Committee.
“Beneficiary” means the person or persons designated by the Chief Executive Officer in accordance with Section 6.7.
“Board” means the Board of Directors of the Company.
“Cause” means “for cause” as defined in paragraph 11 of the employment agreement entered into by the Chief Executive Officer and the Company; provided, however, that “Cause” shall not exist unless the notice and potential redress process described in such employment agreement have been completed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee, and with respect to the administration of the Plan, whose members shall satisfy the definition of “outside directors” as identified in Code Section 162(m)(4)(C) and as defined in Treasury Regulation §1 62-27(e)(3).
“Company” means Saga Communications, Inc.
“Disability” means “disability” as that term is described in paragraph 10 of the employment agreement entered into by the Chief Executive Officer and the Company.
“Effective Date” means January 1, 2000.
“Fiscal Year” means the 12-month period beginning January 1 and ending on the following December 31st.
“Incentive Award” means the amount payable pursuant to the Plan with respect to a Fiscal Year, based on the level of achievement of the Performance Goals established for the Performance Measures selected by the Committee for such Fiscal Year.
“Performance Goal” means, with respect to a specific Performance Measure, the level at which credit will be given to the Chief Executive Officer for purposes of determining a payment from the Plan for a Fiscal Year.
“Performance Measure” means each measure identified in Section 4.1.

“Plan” means. the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., and any amendment thereto.
“Retirement” means “retirement” as such or similar term is defined in the qualified defined contribution plan sponsored by the Company.
ARTICLE III
ADMINISTRATION
3.1   General.   The Administrator shall be the Committee, or such other person or persons designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for the administration of the Plan.
3.2   Administrative Rules.   The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.
3.3   Duties.   The Administrator shall have the, following rights, powers and duties:
(a)
The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Chief Executive Officer and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.

(b)
The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of the Chief Executive Officer and his beneficiary(ies), and the amounts of their respective interests, to adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.

(c)
The Administrator shall have the authority to appoint individuals, including employees of the Company, to provide appropriate support and day-to-day administration and advice to the Administrator in the fulfillment of the duties of the Administrator.

(d)
The Administrator shall maintain full and complete (records of its decisions. Its records shall contain all relevant data pertaining to the Chief Executive Officer and his rights and duties under the Plan. The Administrator shall have the duty to maintain Account records of the participant in the Plan.

(e)
The Administrator shall periodically report to the Board with respect to the status of the Plan.

3.4   Fees.   No fee or compensation shall be paid to any person for services as the Administrator. No individual who is an employee of the Company and is appointed by the Administrator pursuant to Section 3.3(c) shall receive additional compensation in fulfilling the duties assigned to that individual. Any non-employee of the Company who provides services to the Administrator pursuant to Section 3.3(c) shall receive fees for such services as negotiated by and between the Company and such non-employee.
ARTICLE IV
PERFORMANCE MEASURES AND GOALS
4.1   Performance Measures.   The Committee shall select, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the Performance Measure or Measures by which such Incentive Award shall be determined. The Performance Measures from which the Committee may select include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.
4.2   Performance Goals.   The Committee shall assign, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the specific goal that must be achieved for each Performance Measure.
4.3   Combination of Performance Measures and Performance Goals.   The Committee shall determine in writing the combination of Performance Measures, their respective Performance Goals, and the weighting to be assigned to each Performance Measure, in determining the level of performance that must be achieved for the Chief Executive Officer to receive an Incentive Award for a specific Fiscal Year. The Committee shall make reasonable efforts to satisfy the requirements of this Section 4.3 within ninety (90) day after the beginning of the Fiscal Year to which the Performance Measures and Goals relate; provided, however, that if the Committee satisfies the requirement of this Section 4.3 after such ninety (90) day period, the provisions of this Plan shall continue to apply with respect to the determination of the Incentive Award for such Fiscal Year.
4.4   Establishment of a Corporate Performance Trigger.   The Committee in satisfying the provisions of this Article IV with respect to any Fiscal Year shall establish a Performance Measure and related Goal (or combination of Measures and related Goals) that must be satisfied prior to determining whether any Incentive Award is to be payable for such Fiscal Year, which shall be set forth in writing in the manner described in Section 4.3.
ARTICLE V
INCENTIVE AWARDS
5.1   Establishing Potential Incentive Award Opportunities.   The Committee shall establish, at the same time as the Performance Measures and Goals are established as described in Article IV with respect to a specific Fiscal Year, the following items:
(a)
The amount of Incentive Award which will be paid if the applicable Performance Goal (or combination of Goals) is achieved;

(b)
The minimum level of Performance Goal (or combination of Performance Goals) achievement which must occur for any Incentive Award to be paid, and the amount that would be paid for such level of achievement; and

(c)
The maximum amount of any Incentive Award which will be paid with respect to achieving a Performance Goal (or combination of Performance Goals), and the amount that would be paid for such level of achievement;

provided, however, that the maximum Incentive Award for any Fiscal Year cannot exceed five hundred percent (500%) of annual base salary payable for such year.
These items shall be set forth in writing consistent with the provisions of Section 4.3.
5.2   Determining Actual Incentive Award.   The Committee shall determine whether any Incentive Award is payable for a Fiscal Year, based on a determination of the actual results relating to the Performance Goals and Measures selected for that Fiscal Year. The Committee may rely on any such information, including but not limited to the financial statements developed with respect to such Fiscal Year, in making such determination. For purposes of making the determination under this Section 5.2, the Committee shall use its best judgment in applying any actual corporate result that is not equal to the specific Goal (or combination of Goals) established for a Performance Measure, but which otherwise would result in an Incentive Award being payable.
The Committee shall have the authority, once such determination is made, to decrease any Incentive Award otherwise payable for a Fiscal Year, but in no event shall the Committee have the authority to increase any such Incentive Award. In making this determination, the Committee may take into account events, including but not limited to changes in corporate structure or accounting procedures, that occur during a

Fiscal Year which, in the judgment of the Committee, makes comparison of actual corporate performance with a Performance Goal (or Goals) impossible or inconsistent with the objectives of the Company and the Plan.
The Committee shall set forth in writing the determination required under this Section 5.2.
5.3   Authorizing Payment of Incentive Award.   The Committee shall authorize payment of any Incentive Award for a Fiscal Year after or commensurate with the determination under Section 5.2. Notwithstanding the foregoing, if the Chief Executive Officer separates from employment with the Company on account of death or Disability, or as a result of Retirement, during a Fiscal Year for which the Committee had previously determined that an Incentive Award could be ‘earned by the Chief Executive Officer, the Committee shall authorize payment of any Incentive Award that is determined to be payable, reduced by a fraction, the numerator of which is the number of whole months (rounding to the nearest whole month based on the number of days actually employed in the month the separation occurs) in which the separation from employment occurs, and the denominator of which is twelve (12).
5.4   Form of Payment of Incentive Award.   Unless otherwise determined by the Committee, the Chief Executive Officer shall receive the Incentive Award for a Fiscal Year in one or more lump sum cash payments within a reasonable period of time after the determination described in Sections 5.2 and 5.3 with respect to such Incentive Award. The Chief Executive Officer may elect to defer payment of all or any part of an Incentive Award by complying with such procedures as the Committee may prescribe.
ARTICLE VI
MISCELLANEOUS PROVISIONS
6.1   Term of Plan.   The Plan shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 6.3.
6.2   Amendment.   The Company reserves the right to amend the Plan in any manner that it deems advisable by a resolution of the Committee; provided, however, that (a) any such amendment, to the extent determined necessary by the Committee, shall be subject to approval by Company shareholders consistent with the requirements of Code Section 162(m) and the regulations thereunder, and (b) no amendment may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.3   Termination.   The Company reserves the right to suspend or terminate the Plan at any time; provided, however, that no suspension or termination may adversely affect outstanding awards without the consent of the Chief Executive Officer.
6.4   No Assignment.   The Chief Executive Officer shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.
6.5   No Implied Rights.   Neither the Chief Executive Officer nor any other individual shall have any rights and privileges with respect to any amounts that may become payable pursuant to the Plan.
6.6   Continued Employment Not Presumed.   Nothing in the Plan or any document describing it shall give any individual the right to continue in employment with the Company or affect the right of the Company to terminate the employment of any such individual.
6.7   Designation of Beneficiary.   The Chief Executive Officer, by filing the prescribed form with the Committee, may designate one or more beneficiaries and successor beneficiaries who shall receive any Incentive Award determined payable, but not paid, in accordance with the terms of the Plan in the event of the Chief Executive Officer’s death. In the event the Chief Executive Officer does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Chief Executive Officer, the amounts shall be paid to or for the benefit of the Chief Executive Officer’s estate.

6.8   Incapacity.   If any person to whom a benefit is payable under the Plan is an infant or if the Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee may cause the payments becoming due to such person to be made to another for his benefit. Payments made pursuant to this Section shall, as to such payment, operate as a complete discharge of the Plan, the Company, the Board and the Committee.
6.9   Successors and Assigns.   The provisions of the Plan are binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Chief Executive Officer, his beneficiaries, heirs, legal representatives and assigns.
6.10   Governing Law.   The Plan shall be subject to and construed in accordance with the laws of the State of Michigan, unless otherwise pre-empted by federal law.
6.11   Severability.   If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.
6.12   Notification of Addresses.   The Chief Executive Officer and each beneficiary shall file with the Committee, from time to time, in writing, the post office address of the Chief Executive Officer, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Chief Executive Officer or beneficiary as shown on the Company’s records) shall be binding on the Chief Executive Officer and each beneficiary for all purposes of the Plan and neither the Committee nor the Company shall be obligated to search for or ascertain the whereabouts of any Chief Executive Officer or beneficiary.
6.13   Bonding.   The Committee and all agents and advisors employed by it shall not be required to be bonded.
IN WITNESS WHEREOF, the Committee has caused this Plan, as amended, to be adopted.

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V65925-P25833 KEEP THIS PORTION FOR YOUR RECORDS

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SAGA COMMUNICATIONS, INC.

1. To elect directors for the ensuing year and until their successors are elected and qualified.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV65925-P258331a. Clarke R. Brown, Jr.1b. Timothy J. Clarke1c. Roy F. Coppedge III1d. Christopher S. Forgy1e. Warren S. Lada1f. Michael Scafidi1g. Michael W. SchechterFOR AGAINST ABSTAIN! !! !! !! !! !! !! !! ! !! ! !SAGA COMMUNICATIONS, INC.73 KERCHEVAL AVE.GROSSE POINTE FARMS, MI 482362. To ratify the appointment of Crowe LLP to serve as ourindependent registered public accounting firm for thefiscal year ending December 31, 2025.3. To re-approve the material terms of the Company's ChiefExecutive Officer Annual Incentive Plan.4. To approve, by a non-binding advisory vote, a resolutionapproving the compensation of our named executiveofficers as described in the proxy statement.SAGA COMMUNICATIONS, INC.Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. Whensigning as attorney, executor, administrator, corporate officer, trustee, guardian, orcustodian, please give full title.1. To elect directors for the ensuing year and until theirsuccessors are elected and qualified.The Board of Directors recommends a vote FOR eachnominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.FOR WITHHOLD! ! !SCAN TOVIEW MATERIALS & VOTE wVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time on May 1, 2025. Have your proxy cardin hand when you access the website and follow the instructions to obtain your recordsand to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/SGA2025You may attend the Meeting via the Internet and vote during the Meeting. Havethe information that is printed in the box marked by the arrow available and followthe instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time on May 1, 2025. Have your proxy card in hand when you calland then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.

V65926-P25833Important Notice Regarding the Internet Availability of Proxy Materialsfor the Annual Meeting of Shareholders to Be Held on May 2, 2025.The Proxy Statement and the 2024 Annual Report to Shareholders are available at www.proxyvote.com.Proxy — SAGA COMMUNICATIONS, INC.Annual Meeting of Shareholders – May 2, 2025THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned hereby appoints Christopher S. Forgy, Samuel D. Bush and Katherine L. Semivan, and each of them, withpower to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them torepresent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 parvalue, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly comebefore the Annual Meeting of Shareholders of the Company to be held at www.virtualshareholdermeeting.com/SGA2025, onMay 2, 2025 at 11:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which theundersigned would possess if present at the Annual Meeting.THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THENOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Continued and to be marked, dated and signed on the other side)